Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: S&P 500 ® Index (ticker: “SPX”) Pricing date: November 22, 2022 Issue date: November 28, 2022 Maturity date: November 28, 2025 Coupon payment dates: The 28 th day of each November, beginning in November 2023 and ending in November 2025, provided that the November 2025 coupon payment date will be the maturity date Valuation dates: Expected to be November 22, 2023, November 25, 2024 and November 24, 2025 CUSIP / ISIN: 17330YKH2 / US17330YKH26 Initial underlying level : The closing level of the underlying on the pricing date Coupon rate : • If the closing level of the underlying on the applicable valuation date is greater than or equal to the initial underlying level: at least 5.50% (to be determined on the pricing date) (the “higher coupon rate”) • If the closing level of the underlying on the applicable valuation date is less than the initial underlying level: 2.00% (the “lower coupon rate”) The amount of each coupon payment per note will be equal to the stated principal amount times the applicable coupon rate. Payment at Maturity: For each note you hold at maturity, you will receive the stated principal amount plus the applicable coupon payment Stated principal amount: $1,000 per note Pricing Supplement: Preliminary Pricing Supplement dated November 1, 2022 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Variable Coupon Market - Linked Notes Based on SPX

Selected Risk Considerations • The notes will not pay a coupon at the higher coupon rate unless the closing level of the underlying on the applicable valuation date is greater than or equal to the initial underlying level. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if you receive coupon payments made at the lower coupon rate. • The notes do not offer any upside exposure to the underlying. • The performance of the notes will depend on the closing level of the underlying solely on the valuation dates, which makes the notes particularly sensitive to the volatility of the underlying. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • Sale of the notes prior to maturity may result in a loss of principal. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated val ue of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.